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
------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 --------------------------
FORM 4                                                WASHINGTON, D.C. 20549                                     OMB APPROVAL
------                                                                                                    --------------------------
[ ] CHECK THIS BOX IF NO                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number:      3235-0287
    LONGER SUBJECT TO                                                                                     Expires: December 31, 2001
    SECTION 16. FORM 4      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       Estimated average burden
    OR FORM 5 OBLIGATIONS       Section 17(a) of the Public Utility Holding Company Act of 1935           hours per response.... 0.5
    MAY CONTINUE. SEE                or Section 30(f) of the Investment Company Act of 1940               --------------------------
    INSTRUCTION 1(b).

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Schaeffer        Peter                        NEON Systems, Inc. (NESY)                         to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 14100 Southwest Freeway, Suite 500               Person (Voluntary)         9/99               ----        title ---       below)
---------------------------------------------                             -------------------              below)
                 (Street)                                                 5. If Amendment,
 Dallas               TX             77478                                   Date of Original      Chief Technology Officer
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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 Common Stock                   9/2/99        S           100,000   D                   1,341,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                                   CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                   A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security    2. Conver-     3. Trans-  4. Transac-   5. Number of Deriv-     6. Date Exer-
   (Instr. 3)                         sion or        action     tion Code     ative Securities Ac-    cisable and Ex-
                                      Exercise       Date       (Instr. 8)    quired (A) or Dis-      piration Date
                                      Price of       (Month/                  posed of (D)            (Month/Day/
                                      Deriv-         Day/                     (Instr. 3, 4, and 5)    Year)
                                      ative          Year)
                                      Security

                                                                                                    -------------------

                                                                                                    Date     Expira-
                                                             -------------------------------------  Exer-    tion
                                                                                                    cisable  Date
                                                             Code   V        (A)         (D)
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

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 7. Title and Amount of Under-        8. Price       9. Number           10. Owner-         11. Nature
    lying Securities                     of             of Deriv-            ship               of In-
    (Instr. 3 and 4)                     Deriv-         ative                Form               direct
                                         ative          Securi-              of De-             Bene-
                                         Secur-         ties                 rivative           ficial
                                         ity            Bene-                Secu-              Own-
                                         (Instr.        ficially             rity:              ership
                                         5)             Owned                Direct             (Instr. 4)
                                                        at End               (D) or
                      Amount or                         of                   Indi-
    Title             Number of                         Month                rect (I)
                      Shares                            (Instr. 4)           (Instr. 4)
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
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Explanation of Responses:







                                                                                    /s/ John Reiland*                     10/12/99
**Intentional misstatements or omissions of facts constitute                     --------------------------------------   --------
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            **Signature of Reporting Person        Date
                                                                                     *as attorney in fact

Note: File three copies of this Form, one of which must be manually signed.                                                 Page 2
      If space is insufficient, SEE Instruction 6 for procedure.                                                   SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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